Exhibit 10.17

SUNSHINE SILVER MINING & REFINING COMPANY

AMENDED AND RESTATED

2021 LONG TERM INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant Name: [Insert Name]

You (“Participant”) have been granted an Award of Restricted Stock Units, subject to the terms and conditions of this Restricted Stock Unit Grant Notice (the “Notice of Grant”), the Sunshine Silver Mining & Refining Company Amended and Restated 2021 Long Term Incentive Plan (as may be amended or amended and restated from time to time, the “Plan”) and the attached Restricted Stock Unit Agreement (the “Award Agreement”), as set forth below. Unless otherwise defined herein, the terms used in this Notice of Grant shall have the meanings set forth in the Plan.

Date of Grant:

Number of Restricted Stock Units:

Vesting Schedule: Subject to Section 2 of the Award Agreement, the Restricted Stock Units shall vest in full on the earlier of (i) the first anniversary of the Date of Grant or (ii) the day immediately proceeding the date of the Company’s [_______] Annual Meeting of Stockholders, subject to Participant continuing to serve as a member of the Board on the applicable vesting date. Notwithstanding any provision in this Notice of Grant, the Award Agreement or the Plan, the Restricted Stock Units will automatically vest upon the occurrence of a Change of Control, subject to Participant continuing to serve as a member of the Board as of, or immediately prior to, such Change of Control.

Participant Acknowledgments: By accepting this Award (whether in writing, electronically or otherwise), Participant acknowledges and agrees to the following:

1. This Award is governed by the terms and conditions of the Award Agreement and the Plan. In the event of a conflict between the terms of the Plan and the Award Agreement, the terms of the Plan will prevail.

2. Participant has received a copy of the Plan, the Award Agreement, the Plan prospectus, and the Company’s Insider Trading Policy and represents that Participant has read these documents and is familiar with their terms. Participant further agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee (or its delegees) (as defined in the Plan) regarding any questions relating to this Award and the Plan.

3. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding participation in the Plan. Participant should consult with his or her own personal tax, legal, and financial advisors regarding participation in the Plan before taking any action related to the Plan.

4. Participant consents to electronic delivery and participation as set forth in the Plan and the Award Agreement.

SUNSHINE SILVER MINING & REFINING COMPANY

By:
Title:

PARTICIPANT

Name:

PRIVILEGED & CONFIDENTIAL

SUNSHINE SILVER MINING & REFINING COMPANY

AMENDED AND RESTATED

2021 LONG TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

1. Grant.  Sunshine Silver Mining & Refining Company (the “Company”) has granted to the individual (“Participant”) named in the notice of grant (the “Notice of Grant”) an Award of Restricted Stock Units under the Sunshine Silver Mining & Refining Company Amended and Restated 2021 Long Term Incentive Plan (as may be amended or amended and restated from time to time, the “Plan”), subject to all of the terms and conditions in the Notice of Grant, this Restricted Stock Unit Agreement (the “Award Agreement”) and the Plan, which is incorporated herein by reference.  If there is a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2. Vesting Schedule.  The Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Award Agreement, unless Participant continues to serve as a member of the Board from the Date of Grant until the date such vesting occurs.

3. Company’s Obligation to Pay.

(a) Each Restricted Stock Unit represents the right to receive a Common Share upon vesting.  Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 2, Participant will have no right to receive Common Shares pursuant to any such Restricted Stock Units.  Prior to the actual settlement of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company.  Any Restricted Stock Units that vest in accordance with Section 2 will be settled by delivery of whole Common Shares as set forth in this Section 3 to Participant (or in the event of Participant’s death, to his or her estate), subject to Participant satisfying any Tax-Related Items as set forth in Section 7.

(b) Subject to the provisions of Section 4, with respect to any Restricted Stock Units that vest hereunder that are not subject to a Deferral Election (as defined below), such vested Restricted Stock Units will be settled by delivery of whole Common Shares as soon as practicable after vesting, but in each such case within the period ending no later than the date that is two and one-half (2½) months from the end of the Company’s tax year that includes the vesting date.

(c) Subject to the provisions of Section 4, with respect to any Restricted Stock Units that vest hereunder and are subject to a validly made election to defer the settlement of the Common Shares upon vesting on a form and by the deadline provided by the Company (a “Deferral Election”), such vested Restricted Stock Units will be settled by delivery of whole Common Shares within thirty (30) calendar days following such designated payment date set forth in the Deferral Election; provided, however, in the event the Restricted Stock Units vest upon a Change of Control that qualifies as a “change in control event” within the meaning of Code Section 409A, then notwithstanding any Deferral Election the Restricted Stock Units will be settled by delivery of whole Common Shares within thirty (30) calendar days following such Change of Control.

4. Section 409A Compliance.  It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Code Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Common Shares issuable thereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to be so exempt or to comply. In no event will Participant be permitted, directly or indirectly, to specify the taxable year in which Common Shares will be issued upon settlement of any Restricted Stock Units under this Award Agreement. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). The Company makes no representation that any or all of the payments and benefits under this Award Agreement comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payments or benefits.  Participant shall be solely responsible for the payment of any taxes and penalties incurred under Code Section 409A. For purposes of this Award Agreement, “Code Section 409A” means Section 409A of the Code, and any final U.S. Treasury Regulations and U.S. Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5. Forfeiture upon Termination of Service.  Any Restricted Stock Units that have not vested will be forfeited and will return to the Plan on the date following the termination of Participant’s membership on the Board.

6. Death of Participant.  Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, if so allowed by the Committee in its sole discretion, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any applicable laws or regulations pertaining to said transfer.

7. Withholding of Taxes. Regardless of any action the Company or a Subsidiary takes with respect to any or all applicable national, local, or other tax or social contribution, withholding, required deductions, or other payments, if any, that arise upon the grant or vesting of the Restricted Stock Units or the holding or subsequent sale of Common Shares, and the receipt of dividends, if any, or otherwise in connection with the Restricted Stock Units or the Common Shares (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and may exceed any amount actually withheld by the Company or a Subsidiary.  Participant further acknowledges that the Company and a Subsidiary (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Common Shares acquired under the Plan, and the receipt of dividends, if any; and (b) do not commit to and are under no obligation to structure the terms of the Restricted Stock Units or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items, or achieve any particular tax result.

As a condition to the grant and vesting of the Restricted Stock Units and as set forth in Section 16 of the Plan, Participant hereby agrees to make adequate provision for the satisfaction of (and will indemnify the Company and any Subsidiary for) any Tax-Related Items. In this regard, the Company and/or any Subsidiary shall have the right to satisfy the obligations with regard to any Tax-Related Items by one or a combination of the following: (i) by receipt of a cash payment from Participant; (ii) by withholding from Participant’s wages or other cash compensation paid to Participant by the Company or any Subsidiary; (iii) by withholding Common Shares that otherwise would be issued to Participant upon payment of the vested Restricted Stock Units; (iv) by withholding from proceeds of the sale of Common Shares acquired upon payment of the vested Restricted Stock Units through a voluntary sale or a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization), or (v) by any other arrangement approved by the Committee. Any Common Shares withheld pursuant to this Section 7 shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. Furthermore, Participant agrees to pay the Company or any Subsidiary any Tax-Related Items that cannot be satisfied by the foregoing methods. Any fraction of a Common Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Participant.

8. Rights as Stockholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Common Shares deliverable hereunder unless and until such Common Shares will have been issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  After such issuance, Participant will have all the rights of a stockholder of the Company with respect to voting such Common Shares and receipt of dividends and distributions on such Common Shares, but prior to such issuance, Participant will not have any rights to dividends and/or distributions on such Common Shares.

9. No Guarantee of Future Grants.  Participant acknowledges and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (b) the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been granted repeatedly in the past; (c) all decisions with respect to future awards of Restricted Stock Units, if any, will be at the sole discretion of the Company; (d) Participant’s participation in the Plan is voluntary; (e) the Restricted Stock Units and the Common Shares subject to the Restricted Stock Units are extraordinary items that do not constitute regular compensation for services rendered to the Company or any Subsidiary, and that are outside the scope of Participant’s employment contract, if any; (f) the Restricted Stock Units and the Common Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation; (g) the Restricted Stock Units and the Common Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary, subject to applicable laws.

10. Address for Notices.  Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of an individual determined by the Committee from time to time, at such address that may be notified to the recipient in writing from time to time, or at such other address as the Company may hereafter designate in writing.

11. Grant is Not Transferable.  Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of applicable laws or otherwise) and may not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12. Binding Agreement.  Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13. Additional Conditions to Issuance of Common Shares and Imposition of Other Requirements.  If at any time the Company will determine, in its discretion, that the listing, registration, qualification or compliance of the Common Shares upon or with any securities exchange or under any applicable laws, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Common Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of any Common Shares will violate any state, federal or foreign securities or exchange laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Common Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any applicable laws or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.  The Company shall not be obligated to issue any Common Shares pursuant to the Restricted Stock Units at any time if the issuance of Common Shares violates or is not in compliance with any applicable laws.

Furthermore, the Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Common Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with any applicable laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.  Furthermore, Participant understands that the applicable laws of the country in which he or she is resident at the time of grant or vesting of the Restricted Stock Units or the holding or disposition of Common Shares (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent the issuance of Common Shares or may subject Participant to additional procedural or regulatory requirements he or she is solely responsible for and will have to independently fulfill in relation to the Restricted Stock Units or the Common Shares.  Participant also understands and agrees that if Participant works, resides, moves to, or otherwise is or becomes subject to applicable laws or company policies of another jurisdiction at any time, certain country-specific notices, disclaimers and/or terms and conditions may apply to him as from the date of grant, unless otherwise determined by the Company in its sole discretion.

14. Plan Governs.  This Award Agreement is subject to all terms and provisions of the Plan.  If there is a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.  Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.

15. Electronic Delivery and Acceptance.  By accepting this Award, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, and consents to the electronic delivery of the Award Agreement, the Plan, account statements, Plan prospectuses, and all other documents, communications, or information related to the Award and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail, or such other delivery determined at the Company’s discretion. Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service, or electronic mail at an address that may be notified to Participant in writing from time to time.

16. Translation.  If Participant has received this Award Agreement, including appendices, or any other document related to the Plan translated into a language other than English, and the meaning of the translated version is different than the English version, the English version will control.

17. Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

18. Agreement Severable.  If any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

19. Modifications to the Award Agreement.  This Award Agreement constitutes the entire understanding of the parties on the subjects covered.  Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection with this Award of Restricted Stock Units.

20. Data Privacy.  Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s Personal Data (as described below) by and among, as applicable, the Company, any Subsidiary, or affiliate, or third parties as may be selected by the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.  Participant understands that refusal or withdrawal of consent will affect Participant’s ability to participate in the Plan; without providing consent, Participant will not be able to participate in the Plan or realize benefits (if any) from the Restricted Stock Units.

Participant understands that the Company and any Subsidiary, affiliate, or designated third parties may hold personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary, or affiliate, details of all Restricted Stock Units or any other entitlement to Common Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”).  Participant understands that Personal Data may be transferred to any Subsidiary, affiliate, or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, Participant’s country (if different than the United States), or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country.  In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor, and to the affiliate or entity that is Participant’s employer and its payroll provider.

21. Foreign Exchange Fluctuations and Restrictions.  Participant understands and agrees that the future value of the underlying Common Shares is unknown and cannot be predicted with certainty and may decrease.  Participant also understands that neither the Company, nor any affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the Restricted Stock Units or Common Shares received (or the calculation of income or Tax-Related Items thereunder).  Participant understands and agrees that any cross-border remittance made to transfer proceeds received upon the sale of Common Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require Participant to provide such entity with certain information regarding the transaction.

22. Amendment, Suspension or Termination of the Plan.  By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan.  Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

23. Governing Law.  This Award Agreement will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.